UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 12, 2021 (August 9, 2021)

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other Jurisdiction
of Incorporation)

033-90866	25-1615902
(Commission File No.)	(I.R.S. Employer Identification No.)

30 Isabella Street	15212
Pittsburgh, Pennsylvania	(Zip Code)
(Address of Principal Executive Offices)

(412) 825-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	WAB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2021, Westinghouse Air Brake Technologies Corporation (the “Company”) announced that Patrick A. Dugan, Executive Vice President Finance and Chief Financial Officer, is leaving the Company to pursue other opportunities.

On August 9, 2021, the Company’s Board of Directors (the “Board”) appointed John A. Olin, 60, to succeed Mr. Dugan, effective October 1, 2021 (the “Effective Date”).  Mr. Olin will join Wabtec as Executive Vice President and Chief Financial Officer of the Company.  As such, Mr. Olin will be the Company’s principal financial officer and principal accounting officer as of the Effective Date.

Mr. Olin served as Senior Vice President and Chief Financial Officer of Harley-Davidson Motor Company (“Harley-Davidson”) from September 2009 through July 2020, having previously served as Harley-Davidson’s Vice President and Controller since joining Harley-Davidson in 2003. Before joining Harley-Davidson, Mr. Olin served for 12 years in various financial roles at Kraft Foods, Oscar Mayer Foods and Miller Brewing Company, including his responsibilities as controller of Kraft Foods’ cheese division. Prior to this, he held positions with financial services and specialized consulting firms including Ernst & Whinney (now Ernst & Young). Mr. Olin received his Bachelor of Science in Accounting from Indiana University and his Master of Business Administration from the University of Chicago.  Mr. Olin is a Certified Public Accountant.

The initial terms of Mr. Olin’s annual compensation will be:

●	an annual salary of $750,000;

●	a target annual cash bonus opportunity of 100% of his base salary, with the 2021 bonus pro-rated based on the Effective Date;

●
an annual equity award grant, subject to the approval of the Company’s Compensation Committee, with aggregate grant date fair market value of approximately $2,000,000 with the mix of stock options, restricted stock, restricted stock units and performance units consistent with those granted to other executive officer equity participants;

●	an initial equity award of restricted shares with grant date fair market value of $1,000,000, vesting on the third anniversary of the grant date.

If Mr. Olin retires from his office at any time at or after age 65 upon at least twelve months’ notice, all outstanding equity awards (other than performance stock units) under the Company’s equity compensation plans will immediately vest and Mr. Olin will be entitled to exercise outstanding stock options for a period of three years following the effective date of such retirement. Outstanding performance stock units under the Company’s equity compensation plans will vest on a pro rata basis based on the effective date of such retirement and will be paid out based on actual results in accordance with the scheduled payments for such awards. The foregoing vesting schedule related to Mr. Olin’s retirement will be subject to a most favored nations provision.

Mr. Olin will also be entitled to a customary relocation package and other benefits and perquisites, consistent with those provided to other executive officers, including life and health insurance benefits, social club dues, and participation in a qualified 401(k) savings plan.

Mr. Olin will also enter into an employment continuation agreement consistent with those described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2021, under the caption “Employment Continuation Agreements with Certain Executive Officers.”

Mr. Dugan is expected to leave the Company sometime in the fourth quarter of 2021 and he will work closely with Mr. Olin through then to ensure a seamless transition.  Mr. Dugan will continue to receive his current compensation during this transition period and will receive his target cash bonus for the 2021 fiscal year based on actual results for the fiscal year.

As of the filing of this Current Report on Form 8-K, the Company has not determined the final terms of the severance compensation to be granted to Mr. Dugan in connection with the termination of his employment.  Material details of Mr. Dugan’s separation arrangements will be disclosed once they are finalized.

Item 7.01.	Financial Statements and Exhibits.

A copy of the press release announcing the management transition is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated August 11, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE
TECHNOLOGIES CORPORATION

By:	/s/ David L. DeNinno
David L. DeNinno
Executive Vice President, General Counsel and Secretary

Date: August 12, 2021